UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2024

BAIYU Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

139, Xinzhou 11th Street, Futian District

Shenzhen, Guangdong, PRC 518000

(Address of Principal Executive Offices)

+86 (0755) 82792111

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BYU	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Xiangjun Wang

On July 15, 2024, Xiangjun Wang, an independent director of the board of directors (the “Board”) of BAIYU Holdings, Inc. (the “Company”), notified the Company of his decision to resign as a director of the Board of the Company, including as to his membership on the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”), as well as his membership on, and his office as the Chairman of, the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), effective July 15, 2024. Mr. Wang’s resignation was for various personal reasons, and was not on account of any disagreement with the Board or the Company concerning any matter relating to the Company’s operations, policies, or practices, or otherwise.

Appointment of Rongrong (Rita) Jiang

On July 15, 2024, the Board of the Company, acting unanimously and upon the recommendation of the Nominating and Governance Committee, appointed Ms. Rongrong (Rita) Jiang, to serve as a director of the Board, and a member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, respectively, filling the vacancies occurring as a result of the above-noted resignation, effective July 15, 2024.

For her service on the Board, Ms. Jiang will receive annual compensation of 100,000 shares of the Company’s capital stock pursuant to the terms and conditions set forth in that certain letter agreement entered into by and between the Company and Ms. Jiang.

Ms. Jiang does not have any material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Ms. Jiang and any other person pursuant to which she was appointed as a director of the Board (including as to her membership on the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee).

The Board has determined that Ms. Jiang (i) is independent under Nasdaq’s listing standards and applicable law, and (ii) has the requisite level of financial literacy required by Nasdaq’s listing standards for service on the Audit Committee.

The biography of Ms. Jiang is set forth below.

Rongrong (Rita) Jiang, CFA, is a professional with over a decade of expertise in entrepreneurship, senior executive management, corporate finance, management consulting, and venture capital investment. As a founding partner of Ginger Capital LLC since April 2011, Ms. Jiang has been instrumental in providing comprehensive investment and strategic advisory services, focusing on market expansion, cross-border M&A, financial reporting, IPO preparation, and strategic partnerships. Additionally, Ms. Jiang serves as the Chief Financial Officer for Broad Capital Acquisition Corp, a NASDAQ-listed blank check company. Ms. Jiang co-founded Whitestone Investment Management LLC in April 2015, where she leads early-stage venture investments in technology companies worldwide, fostering cross-border collaborations and mentoring startups. Her previous roles include being a director at Woodlake Group, Executive Vice President of Finance at V Media Corp., and Vice President at Hayden Communications International. Ms. Jiang has also held board positions at Bionik (China) Medical Technology Co., Ltd, and Jade International Financing and Leasing Co., Ltd. She holds a CFA charter, a Bachelor of Science from the University of Science and Technology of China, and a Master of Science in Chemistry from Northwestern University, Chicago.

Appointment of Donghong Xiong as Chairman of the Nominating and Governance Committee

Effective as of July 15, 2024 and upon the recommendation of the Nominating and Governance Committee, Donghong Xiong, a current director and member of the Nominating and Governance Committee, will assume responsibilities as the Chairman of the Nominating and Governance Committee.

Item 9.01 Financial Statement and Exhibits

(d) Exhibits

10.1	Letter Agreement, dated July 15, 2024, by and between the Company and Rongrong (Rita) Jiang
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAIYU HOLDINGS, INC.

Date: July 17, 2024	By:	/s/ Renmei Ouyang
	Name:	Renmei Ouyang
	Title:	Chief Executive Officer

2